Exhibit 4.12

AMENDMENT OF LEASE

THIS AMENDMENT, made this 30 day of January, 2009, by and between Patricia W. Richard, as she is trustee of Waters-Wayland Realty Trust, have its principal office at 231 DeSimone Drive, Marlborough, MA (hereinafter "Landlord"), of the one part, and Candela Corporation, a Delaware corporation having a principal place of business at 530 Boston Post Road, Wayland, MA, (hereinafter referred to as "Tenant"), of the other part.

REFERENCE is hereby made to a certain lease of a building known as and numbered 530 Boston Post Road in the town of Wayland, Massachusetts, together with all rights appurtenant thereto, which lease is dated April I, 2003, as amended by an Amendment of Lease dated December U 2005, which amendment added 3,425 square feet located at 534 Boston Post Road, Wayland, to the original lease, and as amended by an Amendment of Lease dated September, 2007, (hereinafter referred to as the "Lease").

WITNESSETH

NOW, THEREFORE, in consideration of One Dollar and the promises hereinafter set forth to be performed and observed by each of the parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Landlord and Tenant, the Landlord and Tenant do hereby covenant and agree that the said Lease shall be, and hereby is, amended as follows:

1.	Article I, section 1.01 of the Lease is hereby deleted in its entirety and, in its place, the following language is inserted:

"1.1 Landlord hereby leases to Tenant 530 Boston Post Road, Wayland, MA containing 34,809 square feet more or less, and approximately 3,425 square feet more or less located at 534 Boston Post Road, Wayland, MA 01778, (hereinafter the "demised premises") Said premises are leased to Tenant for a further term of three (3) years. The additional term to commence on January 1, 2009.

2.	Article 1, Section 1.02 of said Lease is hereby deleted in its entirety and, in its place, the following language is inserted:

"1.02 Tenant shall have the right to extend this Lease by one (1) additional term of up to five (5) years provided tenant notifies Landlord in writing of its intention to do so no later than one (1) year prior to the expiration of the extended term and provided that Tenant is not in default of any of the terms and conditions of this Lease at the time the option is executed. The rent for the first year of the extended term shall be ninety-five percent (95%) of Fair Market rental rate for comparable space then being leased in the Wayland area and shall increase by two percent (2%) per year during the extended term, but in no event shall the rent for the first year of the extended term be less than the final year of the preceding term.

3.	Article 2, Section 2.01 is hereby modified as follows:

"2.l During the extended term Tenant agrees to pay a net rent ("Basic Rent") in the amount set forth below, in lawful money of the United States of America, in advance, on the first day of each month with or without notice during the term of this Lease, at the office of the Landlord or such other place as Landlord may designate, without any setoff or deduction whatsoever.

Year of Extended Term	Basic Rent Per Annum	Basic Rent Per Month
01/01/2009-01/31/2009		$31,658.97
02/01/2009-12/31/2009	$341,916.83	$28,205.26
01/01/2010-12/31/2010	$379,907.64	$31,658.97
01/01/2011-12/31/2011	$387,505 80	$32,292.15

4.	Except as herein specifically modified and amended, said Lease is hereby ratified and confirmed in all respects, and shall continue in fall force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment of Lease to be executed the day and year first above written.

LANDLORD: WATERS-WAYLAND REALTY TRUST
/s/ Sylvia Richard Witness:	By /s/ Patricia W. Richard Patricia W. Richard, Trustee
TENANT: CANDELA CORPORATION
/s/ Patrick Witness:	By /s/ Gerard E. Puorro Gerard E. Puorro, President & CEO
/s/ Patrick Witness:	By /s/ Robert Quinn Robert Quinn, Corporate Controller & Treasurer

AMENDMENT OF LEASE

THIS AMENDMENT, made this 29 day of September, 2007, by and between Patricia W. Richard, as she is trustee of Waters-Wayland Realty Trust, have its principal office at 231 DeSimone Drive, Marlborough, MA, (hereinafter "Landlord"), of the one part, and Candela Corporation, a Massachusetts corporation having a principal place of business at 530 Boston Post Road, Wayland, MA„ (hereinafter referred to as "Tenant"), of the other part.

REFERENCE is hereby made to a certain lease of a building known as and numbered 530 Boston Post Road in the town of Wayland, Massachusetts, together with all rights appurtenant thereto, which lease is dated April 1, 2003, as amended by an amendment of lease dated December 1, 2005 by and between Eugenia B. Waters, Trustee of Waters-Wayland Realty Trust, as Landlord, and Candela Corporation as Tenant, which amendment added 3,425 square feet located at 534 Boston Post Road, Wayland to the original lease (hereinafter referred to as the "Lease").

WITNESSETH

NOW, THEREFORE, in consideration of One Dollar and the promises hereinafter set forth to be performed and observed by each of the parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Landlord and Tenant, the Landlord and Tenant do hereby covenant and agree that the said Lease shall be, and hereby is, amended as follows:

1.	Article I, section 1.01 of the Lease is hereby deleted in its entirety and, in its place, the following language is inserted:

"1.01 Landlord hereby leases to Tenant 530 Boston Post Road, Wayland, MA containing 34,809 square feet more or less, and approximately 3,425 square feet more or less located at 534 Boston Post Road, Wayland, MA 01776, (hereinafter the "demised premises"). Said premises are leased to Tenant for a further term of 18 months. The additional term to commence on April I, 2008.

2.	Article I, Section 1.02 of said Lease is hereby deleted in its entirety and, in its place, the following language is inserted:

"1.02 Tenant shall have the right to extend this Lease by one (I) additional term of up to five (5) years provided tenant notifies Landlord in writing of its intention to do so no later than one (1) year prior to the expiration of the extended term and provided that Tenant is not in default of any of the terms and conditions of this Lease at the time the option is executed. The rent for the first year of the extended term shall be ninety-five percent (95%) of Fair Market rental rate for comparable space then being leased in the Wayland Wayland area and shall increase by two percent (2%) per year during the extended term, but in no event shall the rent for the first year of the extended term be less than the final year of the preceding term.

3.	Article 2, Section 2.01 is hereby modified as follows:

"2.01 During the extended term Tenant agrees to pay a net rent ("Basic Rent") in the amount set forth below, in lawful money of the United States of America, in advance, on the first day of each month with or without notice during the term of this Lease, at the office of the landlord or such other place as Landlord may designate, without any setoff or deduction whatsoever.

"Year of Extended Term	Basic Rent Per Annum	Basic Rent Per Month
4/1 08-3/31 09	530 - $345,887.53	530-528,823.%
	534-$ 34,020.20	534-$ 2,835.01
4/1/09-9/30/09	530 - $352,805.28	530 - $29,400.44
	534-$ 34,700.60	534-$ 2,891.71

4.	Except as herein specifically modified and amended, said Lease is hereby ratified and confirmed in all respects, and shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment of Lease to be executed the day and year first above written.

LANDLORD: WATERS-WAYLAND REALTY TRUST
/s/ Sylvia Richard Witness:	By /s/ Patricia W. Richard Patricia W. Richard, Trustee
TENANT: CANDELA CORPORATION
___________________________ Witness:	By /s/ Gerard E. Puorro Gerard E. Puorro, President & CEO
___________________________ Witness:	By /s/ Robert Quinn Robert Quinn, Corporate Controller & Treasurer

COMMERCIAL SPACE LEASE

THIS AGREEMENT OF LEASE (this "Lease") made this 1st day of April, 2003, by and between Waters-Wayland Realty Trust, 231 DeSimone Drive, Marlborough, MA, (508)485-5099("Landlord") and Candela Corporation, a Delaware corporation having a principal place of business at 530 Boston Post Road, Wayland, MA ("Tenant").

WITNESSETH:

IN CONSIDERATION OF the mutual promises and covenants herein contained, Landlord and Tenant agree as follows:

ARTICLE 1.    DEMISED PREMISES AND TERM

1.01 Landlord hereby leases to Tenants the premises located at 530 Boston Post Road, Wayland, MA and comprised of approximately 34,809 square feet ("Demised Premises"), for a term of five (5) years to commence on April 1, 2003, (the "Initial Term"). Lessee shall also have the exclusive right to park 140 passenger cars in the parking lots adjacent to the Demised Premises. Lessee shall clean and maintain walkway in front and rear of the Demised Premises, including removal of snow, ice and debris.

ARTICLE 2.    RENT

2.01 Tenant agrees to pay a net rent ("Basic Rent") in the amount set forth below, in lawful money of the United States of America, in advance, on the first day of each month with or without notice during the First Initial Term, at the office of Landlord or such other place as Landlord may designate, without any set off or deduction whatsoever, except the Tenant shall pay the first monthly installment of Basic Rent upon the execution of this Lease.

Year of Initial Term		Basic Rent Per Annum	Basic Rent Per Month
April 1, March 31,	2003 to 2004	$313,281.00	$26,106.75
April 1, March 31,	2004 to 2005	$319,546.62	$26,628.89
April 1, March 31,	2005 to 2006	$325,937.55	$27,161.46
April 1, March 31,	2006 to 2007	$332,456.30	$27,704.69
April 1, March 31,	2007 to 2008	$339,105.43	$28,258.79

ARTICLE 3.    PERCENTAGE RENT
INTENTIONALLY OMITTED

ARTICLE 4.    EXTRA RENT

All Basic Rent or Additional Rent (as hereinafter defined) not paid by Tenant on its due date shall bear interest at the rate of 18% per annum (the "Lease Interest Rate"). (Said interest and $50.00 per month late charge are hereinafter collectively referred to as "Extra Rent". Basic Rent, Additional Rent and Extra Rent are hereinafter collectively referred to as "Rent".) Any Extra Rent due Landlord hereunder shall become due and payable daily commencing on the first day following the day Basic Rent and Additional Rent is due. Acceptance by Landlord of any and all payments of Extra Rent shall not be deemed to be a waiver of any and all rights and remedies Landlord may have due to Tenant's failure to timely pay all Basic Rent and Additional Rent. The parties hereto agree that the provisions contained in this Article 4 with respect to the payment of Extra Rent are fair and reasonable and have been negotiated in good faith by and between the parties hereto.

ARTICLE 5.    NET LEASE CLAUSE

This is a "net" Lease and Landlord shall not be required to provide any service or do any act in connection with the Demised Premises except as specifically provided herein. The Rent reserved hereunder shall be paid to Landlord without any claim on the part of Tenant for diminution or abatement, and the fact that Tenant's use and occupancy of the Demised Premises shall be disturbed or prevented from any cause whatsoever shall not in any way suspend, abate or reduce the Rent to be paid hereunder, except as otherwise specifically provided in this Lease. It is the intention of Landlord and Tenant that the Basic Rent shall be net to Landlord in each year during the term of this Lease, that all costs, expenses and obligations of every kind relating to the Demised Premises, except as otherwise specifically provided in this Lease, which may arise or become due during the term of this lease shall be paid by Tenant, and Tenant shall indemnify Landlord against all such costs, expenses and obligations.

ARTICLE 6.    PAYMENT OF OPERATIONAL COSTS,
TAXES, UTILITIES, IMPOSITIONS
AND OTHER CHARGES

6.1	Definitions

6.1.1.	"Tenant's Building" shall mean the Demised Premises.

6.1.2.	"Tenant's Proportionate Share" – Intentionally Deleted

6.1.3.	"Common Area" - Intentionally Deleted.

6.1.4.	"Common Area Charges" - Intentionally Deleted.

6.1.5.	"Operational Costs" - Intentionally Deleted.

6.1.6.
"Taxes and Impositions". Taxes and Impositions shall mean all real estate taxes assessed against Tenant's Building and all other taxes, special assessment for improvements or otherwise, levies and assessments of any nature or description, ordinary as well as extraordinary, which may be assessed or levied with respect to Tenant's Building, or any part thereof. If at any time during the term of this Lease the methods of taxation prevailing at the commencement of the Initial Term shall be altered so that in lieu of or as a supplement to or for the whole or part of the real estate taxes or assessments now levied, assessed or imposed there is imposed levied or assessed (1) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom; or (2) a tax, assessment, levy (including, but not limited to, any territorial or federal levy), imposition or charge measured by or based in whole or in part upon Tenant's building and imposed upon Landlord; or (3) a license fee measured by the Rent herein, then all such taxes, assessments, levies or impositions and charges, or the part thereof so measured or based shall be deemed to be included in the Taxes and Impositions payable by Tenant pursuant hereto to the extent that such taxes, assessments, levies, impositions and charges would be payable if Tenant's Building were the only property of Landlord subject thereto. Commencing on April 1, 2003, and continuing thereafter during the balance of this Lease, Tenant shall pay to Landlord as additional rent, for each tax year of the term (and a proportionate share for any portion of a tax year so included in the term) an amount equal to the real estate taxes assessed against the entire Demised Premises. The amount payable hereunder shall be payable by Tenant to Landlord within thirty (30) days after receipt of an invoice for same from Landlord which invoice shall be accompanied by a copy of the tax bill upon which such additional rent is based, and a calculation of the amount owed by Tenant. If any mortgagee holding a first mortgage on the Demised Premises shall require monthly payments of estimated real estate taxes in advance, then in such event, Tenant shall pay such monthly amount directly to Landlord together with the monthly rent provided for above.

6.2	Payment of Common Area Charges. Intentionally Deleted.

6.3
Additional Rent. Tenant shall pay any other costs or charges applicable to Tenant's leasing of the Demised Premises ("Additional Rent") to Landlord with the (10) days of the presentation to the Tenant of a bill for such costs or for Tenant's Proportionate Share thereof, which invoice may be rendered annually, quarterly or in any other periodic manner as Landlord shall determine.

6.4
Costs of Collection. Tenant shall pay all costs incurred by Landlord to collect all Rent or other charges which Landlord is entitled to under this Lease, including, without limitation, reasonable collection fees, legal costs and attorneys' fees and Tenant shall pay interest at the rate of 18.00% on any overdue Rent.

ARTICLE 7.    USE NOT TO INTERFERE WITH
LANDLORD OR WASTE PREMISES

7.1
Use of the Demised Premises. Tenant agrees to utilize the Demised Premises for general offices, research and development, light manufacturing, sales and distribution and for no other purposes. Tenant shall keep the Demised Premises in accordance with all governmental and insurance company regulations and safety standards, and if Tenant's use is precluded because of non-compliance therewith, there shall be no abatement of rent.

Any costs in connection with governmental, special agency or insurance requirements for certificates of occupancy, permits, etc., shall be the direct responsibility of Tenant.

7.2	Cleaning Apparatus. Intentionally Deleted.

7.3	Waste and Interference. Tenant shall not engage in activities that waste the Demised Premises. Tenant's use of Demised Premises shall not interfere with the activities of Landlord or of other tenants.

7.4	Animals. Tenant shall not harbor or maintain any pets, guard dogs or other animals on the Demised Premises.

7.5
Acceptance of the Demised Premises. Tenant has inspected the Demised Premises and is fully satisfied with the condition thereof and accepts the same as is, and acknowledges that the occupancy of the Demised Premises by Tenant shall be conclusive evidence that the Demised Premises and Tenant's Building were in good satisfactory conditions as of the commencement date of the Initial Term.

ARTICLE 8.    ALTERATIONS BY TENANT

No alterations, additions, improvements or roof penetrations ("Alterations"), in excess of $5, 000.00, shall be made in or to the Demised Premises or Tenant's Building without the consent of Landlord, in writing, in advance, which consent shall not be unreasonably withheld. All alterations shall be at the expense of Tenant, except for such that are made by agreement of the Landlord and amortized into this Lease, and any alterations made by Tenant shall be in quality at least equal to the present construction.

If Landlord shall consent, all Alterations (including, but not limited to, security, electrical and plumbing installations; heating, cooling and refrigeration units; and trade fixtures) installed or made by Tenant shall, at Landlord's option, belong to Landlord at the end of this lease or any extension, thereof. All alterations shall be done at such times and in such a manner as shall minimize any inconvenience to other tenants of Tenant's Building. Tenants shall comply with all governmental rules and regulations in connection with such work; shall prevent any lien or obligation from being created against or imposed upon the Demised Premises; will discharge all liens in accordance with the provisions of Article 12 herein; and will pay all charges for services rendered or material furnished immediately after they become due and payable. If arranged with Landlord, in writing, in advance, certain Alternations made by Tenant may be removed by

Tenants at a later date, provided such arrangement includes an approved plan of restoration. Equipment excepting built-in equipment installed by tenant relative to tenants business may be removed.

ARTICLE 9.    MAINTENANCE AND REPAIR OF THE DEMISED PREMISES

9.1
Tenant shall be responsible to maintain the Demised Premises and the surrounding land and parking lots and to make all necessary repairs and to perform all maintenance thereto including, but not limited to, janitorial service, repair and replacement of lighting, electrical and plumbing fixtures, HVAC systems, windows and doors, painting, snow removal and sanding, landscaping, replacement of plate glass and any other glass, and acknowledges that the Demised Premises are now in good order and the glass whole. Tenant shall also be responsible for any damage caused to the Demised Premises or to Tenants Building by reason of said maintenance, repairs and/or negligence of Tenant, its agents, employees or invitees. Notwithstanding anything herein to the contrary, Landlord shall be responsible for the seal coating, patching and maintenance of the parking space lines of the parking lot.

9.2	All repairs by Tenant shall be done with the reasonable approval of the Landlord as to method and speed.

9.3
Landlord may elect to make those reasonable repairs which are Tenant's responsibility under Article 9.01 should Tenant fail to do so within three (3) days of its receipt of notice from Landlord. Should Landlord make said repairs the method and manner of same shall be in the absolute discretion of Landlord; further, Landlord or his designees shall have access to the Demised Premises to make such repairs and Tenant shall make no claim or interference or eviction by reason thereof. All costs and expenses incurred by Landlord in exercise of its rights hereunder shall be deemed to be Additional Rent.

9.4	Tenant will maintain a temperature of not less than 50 degrees F. in the Demised Premises at all times from October 15th through April 15th of each year.

9.5
Tenant may install and maintain, at its own cost and expense, a burglar alarm system for the Demised Premises. Such installation shall remain with the Demised Premises upon termination of this Lease. If an alarm system is already installed, Tenant may activate the system and keep it operational during its tenancy.

9.6	If tenant is unable to contact Landlord within 24 hours, Tenant is allowed to make emergency repairs that Landlord would be responsible for.

9.7
Notwithstanding anything contained herein to the contrary, Landlord agrees to maintain the structure of the building, of which the Demised Premises are a part, in good condition, reasonable wear, damage by fire and other casualty excepted, unless such maintenance is required because of Tenant or those for whose conduct Tenant is legally responsible.

ARTICLE 10.    DEFAULTS AND REMEDIES

10.1
Defaults. Each of the following shall constitute an "Event of Default" under this Lease: (a) The failure of Tenant to pay when due, without demand, any and all installments of Rent or other charges payable hereunder, (b) the failure to perform, or the violation or breach by Tenant of any of the terms, covenants or conditions hereof; (c) the Demised Premises becoming vacant, deserted or abandoned by Tenant; (d) the insolvency of Tenant as evidenced by an assignment by Tenant for the benefit of creditors, a petition in bankruptcy being filed by or against the Tenant, or the filing of a bill in equity or other proceeding for the appointment of a receiver or trustee for all or any part of the assets or properties of the Tenant, or the filing of proceedings for reorganization or form of composition with creditors under territorial or federal law, or the levy by any sheriff, marshall or constable upon any real or personal property of Tenant, or any department or officer of the Territorial or Federal Government taking possession of the business or property of Tenant, or if Tenant is adjudicated a bankrupt or is adjudged to be insolvent, or if there is advertised any sale of Tenant's property under process of law, or if the assets or property of tenants shall be attached or levied upon, or if Tenant shall compound it's debts; and (e) if Tenant shall default with respect to the covenants, terms or conditions of any other lease between Landlord and Tenant.

10.2
Remedies of Landlord. Upon the occurrence of any Event of Default, Landlord's remedies shall include, without limitation, the following: (a) Landlord may bring an action or actions for Rent or any other sum due and owing from Tenant to Landlord, and/or an action to dispossess or remove Tenant, and in any such action or actions, Landlord shall be entitled to reasonable attorneys' fees and the costs and expenses for such action; (b) Landlord may bring an action against Tenant for damages resulting from any default by Tenant under the terms of this Lease, and in any such action, Landlord shall be entitled to reasonable attorneys' fees and legal costs and expenses, plus interest at the Lease Interest Rate shall be Additional Rent, due and payable in accordance with Article 6.03 hereof; (d) Landlord may, at it's option, apply Tenant's security deposit, or a portion thereof, to cure any default on the part of Tenant;  (e) Landlord may terminate this Lease, including any right of first refusal to purchase the Demised Property, by notice delivered to Tenant setting forth a date for expiration which shall be not less than three (3) additional days after the date of said notice, and thereupon this Lease shall expire and terminate, and Tenant shall then quit and surrender the Demised Premises to Landlord without further demand or notice. Landlord may enter upon the Demised Premises, or any part thereof, and resume possession by any lawful means and remove Tenant and Tenant's effects physically, if necessary, without being guilty of any manner of trespass or subject to indictment, prosecution or damages thereof. Tenant shall continue to remain liable under the terms of this lease and shall pay to Landlord the Rent reserved upon the several rent dates as the same becomes due or Landlord may hold Tenant liable in advance for the entire amount, provided, however, that if Landlord relets the Demised Premises, Tenant shall be granted credit for the Net Proceeds (as hereinafter defined) of any such reletting; (f) Landlord or its agents shall have the right to and may enter the Demised Premises in its own name and/or as an agent of Tenant by any lawful means, without being liable for prosecution or damages therefor and may relet the demised premise and receive the rent therefrom upon such terms and conditions as shall be satisfactory to the Landlord, and the rights of Tenant to repossess the Demised Premises shall be forfeited. Landlord may relet the Demised Premises upon such terms and conditions as Landlord deems advisable, for a term either longer or shorter than the term herein reserved, and may grant such concessions in Rent or otherwise as Landlord deems advisable, shall for the purpose of reletting be authorized to make such repairs or alterations to the Demised Premises as may be necessary to place the same in good order and condition. For purposes hereof, the Net Proceeds of any such reletting shall be the Basic Rent realized, reduced by the costs of such reletting including, without limitation, reasonable commissions, necessary cost of repairs to the Demised Premises and reasonable customary rent concessions given. If the Net Proceeds realized or to be realized from the reletting are insufficient to satisfy the Rent provided in this Lease, Landlord, at its option, may require Tenant to pay such deficiency to be realized during the term of the reletting. Tenant shall not be entitled to any surplus occurring as a result of the reletting; (g) notwithstanding the aforementioned remedies, Landlord shall be entitled to exercise such other remedies as may be available in law or equity; Tenant acknowledges and does give to Landlord the right to take possession and control of the Demised Premises and to distrain upon the goods and assets of Tenant or any subtenant so as to satisfy and remedy those monies which may be due and owing the Landlord. The exercise of any one or more of these above remedies shall not be deemed to operate:  (1) as a waiver of Landlord's rights to exercise any one or more of any such remedies; or (2) as a waiver of Landlord's right to exercise any such remedy at any other future time; or (3) as a waiver of any other remedy Landlord may have in law or equity.

10.3
Waiver of Redemption. Tenant hereby waives all rights of redemption to which Tenant or any person claiming under Tenant might be entitled, after an abandonment of the Demised Premises, or after a surrender and acceptance of the Demised Premises or after termination of this Lease, or after a judgment against Tenant in an action in ejection, or after the issuance of final order or warrant of dispossess in summary proceeding or any other proceeding or action authorized by any rule of law or statute now or hereafter in force or effect.

10.4
Non-Waiver of Landlord. The Failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition of this lease or any of the rules or regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act which would have originally constituted a violation for having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this lease, shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease. No act or thing done by Landlord or Landlord's agent shall have any power to accept the keys of the demised premise prior to the termination of this Lease, and the delivery of keys to any such agent or employee shall not operate as a termination of this Lease or surrender of the Demised Premises prior to the expiration of the term hereby demised.

10.5
Waiver of Trial by Jury. It is mutually agreed by and between Landlord and Tenant that they shall, and do hereby, waive trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other (except for personal injury or property damage) on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, and any statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding for possession of the Demised Premises, Tenant will not interpose any counterclaim, of whatever nature or description, in any such proceeding.

10.6	Written notice of default will be furnished to Tenant by Landlord with ten (10) days to cure default.

ARTICLE 11.    DAMAGE TO DEMISED PREMISES

11.1
In the event that the Demised Premises are totally destroyed, or so damaged by fire or other casualty not occurring through the fault or negligence of Tenant, its employees, agents or business invitees, that the same, in the opinion of Landlord, cannot be repaired and restored within a period of six (6) months, this Lease shall absolutely cease and terminate and the Rent shall be apportioned as of the date of the casualty and abate for the balance of the term. Landlord shall serve notice upon Tenant within thirty (30) days after the casualty as to whether the Demised Premises can and will in fact be repaired and restored within the six (6) month period.

11.2
If the damage, caused as above, be only partial or such that the Demised Premises can, in the opinion of the Landlord, be restored to their present condition within a period of six (6) months, Landlord agrees with reasonable promptness to restore the same, reserving the right to enter upon the Demised Premises for that purpose. Landlord also reserves the right to enter upon the Demised Premises whenever necessary to repair damage caused by fire or other casualty to Tenant's Building, even though the effect of such entry would be to render the demised premise or a part thereof untenantable. In either event, the Rent shall be apportioned and/or suspended during the time Landlord is in possession, taking into account the portion of the Demised Premises rendered untenantable and the duration of Landlord's clause, Tenant agrees to pay the full amount claimed by Landlord. Tenant shall, however, have the right to proceed by law to recover the excess payment, if any.

11.3
In the event the Landlord undertakes to make repairs to or restore the Demised Premises, Landlord shall not be obligated to restore or replace property owned by Tenant including but not limited to, furniture, fixtures, improvements, inventory, equipment, etc.

11.4	If such damage resulted from the act or omission of Tenant or Tenant's employees, agents or business invitees, Tenant shall not be entitled to any abatement or reduction of the Rent.

11.5	In no event shall Landlord have any obligation to repair or restore the Demised Premises if the cost thereof shall exceed the proceeds of any applicable insurance coverage.

ARTICLE 12.    MECHANICS' LIEN

12.1
Mechanics' Liens Prohibited. Tenant shall not suffer any mechanics' liens to be filed against the Demised Premises for Tenant's Building by reason of work, labor, services or materials performed for or furnished to Tenant or to anyone holding the Demised Premises, or any part thereof, through or under Tenant. If any mechanics' liens or any notices of intention to file a mechanics' lien shall at any time be filed against the Demised Premises or Tenant's Building, unless the labor or materials were actually performed for or furnished to Landlord in connection with its obligations under this Lease, Tenant shall, at its sole cost and expense, within fourteen (14) days after knowledge or notice of the filing of any mechanics' lien or any notice of intention to file a mechanics' lien, cause the same to be removed or discharged of record by payment, bond, order of a court of competent jurisdiction, or otherwise.

12.2
Non-Consent of Landlord to Filing of Liens. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject Landlord's Estate in the Demised Premises to any lien or liability arising out of Tenant's use or occupancy of the Demised Premises.

ARTICLE 13. SUBORDINATION

13.1
This instrument shall not be a lien against the Demised Premises or Tenant's Building in respect to any mortgages that are now in existence or that hereinafter may be placed against the Demised Premises or Tenant's Building by Landlord, and any renewals, extensions, modifications thereof and such mortgages shall have preference, precedence and be superior to this lease, irrespective of the date of recording, and Tenant agrees to promptly execute any such instrument, without cost, which may be deemed necessary or desirable to effect the further subordination of this Lease to any such mortgage or mortgages. In the event of refinancing the Demised Premises, Landlord agrees to use reasonable efforts to provide Tenant with a non-disturbance agreement.

13.2
In the event that the Tenant's Building is encumbered by mortgage prior in lien to this Lease whether by date thereof or by subordination, the mortgagee, at its option, shall have the right to recognize this lease and in the event of any foreclosure sale under such mortgage, this lease shall continue in full force and effect and Tenant shall be deemed to have attorned to and acknowledged the foreclosure purchaser as Landlord hereunder unless the mortgagee or such foreclosure purchaser shall, at or prior to the time of such sale, or within sixty (60) days thereafter, notify Tenant in writing to vacate and surrender the demised premise within ninety (90) days after the date of sale, in the event of which this Lease shall terminate and expire at the end of said ninety (90) day period after the date of the foreclosure sale.

ARTICLE 14.    NO OBLIGATION OR LIABILITY BY LANDLORD

Tenant agrees to pay for its own utilities including gas, electricity and water which are separately metered. Tenant also agrees to pay all charges for sewer, fire sprinklers, taxes, excises, levies, all other license and permit fees, and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, and/or other services used or charges imposed in or about or supplied to the Demised Premises, and shall indemnify Landlord against any and all liability on such account. Landlord shall not be required to furnish any services or facilities or to make any repairs or alternations in or to the Demised Premises except as set forth herein. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Demised Premises except as otherwise specifically provided herein

ARTICLE 15.    INSURANCE BY LANDLORD; PROCEEDS FOR RESTORATION

15.1
The Landlord shall maintain a MASTER INSURANCE POLICY covering fire and owner's liability, the cost of which shall be reimbursed by Tenant to Landlord within 30 days of presentation of a copy of said policy and accompanying invoice. Landlord shall provide Tenant with a certificate of insurance.

15.2
It is expressly understood and agreed that if for any reason attributable to Tenant it shall be impossible for Landlord to obtain fire insurance on Tenant's Building or on the Demised Premises in an amount and in the form and with fire insurance companies acceptable to Landlord, Landlord may, at its option (a) terminate this Lease upon giving Tenant not less than fifteen  (15)  days notice of Landlord's  intention to do so, and upon the expiration of said fifteen (15) day period this Lease shall terminate, Tenant shall vacate the Demised Premises and Rent shall be apportioned as of the date of termination; or (b) compute the additional cost for such insurance over and above the standard cost as if the condition attributable to Tenant did not exist, and Tenant shall be obligated to pay such additional cost of insurance as Additional Rent; or (c) require Tenant to obtain additional specific coverage at his own cost and expense and provide, within ten (10) days, evidence of such insurance in a form satisfactory to Landlord, and if Tenant does not, will not or cannot comply, Landlord may terminate this Lease as provided in (a) above.

15.3
If Tenant leases Tenant's Building in its entirety, Landlord may require Tenant to provide all insurance required by Article 15.01 hereof, at its sole cost and expense, and deliver evidence of such insurance in a form acceptable to Landlord.

15.4
Tenant expressly understands it is responsible for insurance and control of all its property (i.e., equipment, records, inventory, furniture and personal property), and Tenant shall make no claims against Landlord for damage thereto or special, indirect, incidental or consequential damages for any reason whatsoever.

ARTICLE 16.    RIGHT TO INSPECT AND REPAIR PREMISES

Tenant shall permit Landlord, its employees, agents and business invitees to enter the Demised Premises at all reasonable times during Tenant's normal business hours for the purpose of making any necessary repairs to the Demised Premises to inspect the Demised Premises and to exhibit same to prospective purchasers, tenants and mortgagees. Landlord shall also be allowed to enter the Demised Premises at any time in connection with unusual or emergency situations including twenty-four hour access to the alarm panel located within the leased premises.

ARTICLE 17.    LEASE UNAFFECTED BY LANDLORD'S NONPERFORMANCE FOR ANY OUTSIDE CAUSE

This Lease and the obligations of Tenant to pay Rent and perform all of the other covenants and agreements hereunder shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of the obligations under this Lease or to supply or is delayed in supplying any services expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, additions, or alterations to the Demised Premises or Tenant's Building, by reason of strike or labor troubles or any outside cause whatsoever, including, without limitation, Governmental pre-emption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof or of any Government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency or an act of God.

ARTICLE 18.    LIABILITY OR OTHER INSURANCE

During the term of this Lease, Tenant shall, at its own cost and expense, provide and keep in force general liability insurance, such insurance to be written by an insurance company or companies authorized to do business in Massachusetts and acceptable to Landlord, against claims for death or personal injuries in or about the Demised Premises at least in the amount of $2,000,000.00, together with property damage coverage in the amount of at least $2,500,000.00. A certificate evidencing same shall be furnished to Landlord and, on demand, receipt showing payment of the premium on such insurance shall be exhibited to Landlord. Such certificate of insurance must include as additional named insured Landlord and Landlord's mortgagee(s), if any, and a ten (10) day prior written notice to the additional named insured of cancellation. If Tenants fails or neglects to provide such insurance, Landlord, at its option, shall have the right but not the obligation to cause such insurance to be issued and the cost and expense thereof shall be Additional Rent.

Tenant shall also, at it sole cost and expense, provide and keep in force such additional insurance as required, including, but not limited to, workers' compensation. Certificates evidencing same shall be furnished to Landlord and, on demand, receipt showing payment of the premium on such insurance shall be exhibited to Landlord.

ARTICLE 19.    BANKRUPTCY – INSOLVENCY

If, during the term of this Lease, (a) the Tenant shall make an assignment for the benefit of creditors or (b) a voluntary or involuntary petition to be filed by or against the Tenant under any law having for its purpose the adjudication of the Tenant as a bankrupt, or the extension of time of payment, composition, adjustment, modification, settlement, or satisfaction of the liabilities of the Tenant or the reorganization or liquidation of the Tenant pursuant to any Federal, Territorial or State law now or hereafter enacted, (c) a receiver be appointed for the property of the Tenant by reason of the insolvency or alleged insolvency of the Tenant, or (d) or any department of the Territorial or Federal Government, or any officer thereof duly authorized, shall take possession of the business or property of the Tenant by reason of the insolvency or alleged insolvency of the Tenant, then the occurrence of any such contingency shall be deemed a breach of this Lease and this Lease shall ipso facto upon the happening of any said contingencies be terminated and the same shall expire as of the day of the happening of such contingency were the date herein specifically fixed for the expiration of the term, and the Tenant shall remain liable as hereafter provided. Upon such termination Landlord shall have the immediate right to re-enter the Demised Premises and to remove all persons and property therefrom. This Lease shall not be treated as an asset of the Tenant's estate, and neither the Tenant nor anyone claiming by, through or under Tenant by virtue of any law or any order of any Court be entitled to the possession of the Demised Premises or to remain in possession thereof. Upon the termination of the Lease as aforesaid, Landlord shall have the right to retain as partial damages, and not as a penalty, any prepaid rents and any security deposited by Tenant hereunder. Landlord shall also be entitled to exercise such rights and remedies to recover from Tenant as damages such amounts as are specific in Article 10 hereof, unless any statute or rule of law govern the proceedings in which such damages are to be proved shall lawfully limit the amount of such claims capable of being so proved, in which case Landlord shall be entitled to recover, as and for liquidated damages, the maximum amount which may be allowed under any statute or rule of law.

ARTICLE 20.    INDEMNIFICATION OF LANDLORD

Tenant agrees to indemnify and save Landlord harmless from and against all liability, and all loss, costs and expense, including reasonable attorney's fees, arising out of the operation, maintenance, management and control of the Demised Premises and in connection with (a) any loss, injury or damage whatsoever caused to or by any person, including, but not limited to, Tenant, its employees, agents or business invitees, or property including Tenant's property, arising out of any occurrence on the Demised Premises, or Tenant's Building, (b) any breach of this Lease by Tenant, (c) any act of omission of Tenant, its employees, agents or business invitees occurring in, on or about the Demised Premises, or upon the sidewalk's, public areas or streets in front of or appurtenant thereto, or (d) any contest or proceedings brought by Tenant as provided for herein.

ARTICLE 21.    APPLICATION, TRANSFER AND RETURN OF SECURITY

Tenant has deposited with Landlord the sum of $21,958.33 representing 1 month rent for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease (the "Security"). It is agreed that in the event Tenant defaults in respect to any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent, Landlord may use, apply or retain the whole or any part of the Security to the extent required for the payment of any Rent or any other sum as to which Tenant is in default or from any sum which Landlord may expend or may be required to expend by reason of Tenant's default with respect to any terms, covenants and conditions of this Lease, including, but not limited to any damages or deficiency incurred before or after summary proceedings or other re-entry by Landlord.

In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security shall be returned to the Tenant after the date fixed as the end of the Lease and after delivery of entire possession of the Demised Premises to Landlord.

In the event of a sale of Tenant's Building or an assignment of the Leases affecting Tenant's Building, Landlord shall have the right to transfer the Security to the purchaser or assignee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security; and it is agreed that the provisions hereof shall apply to every transfer or assignment or attempted encumbrance.

Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security and that neither Landlord nor its successors or assigns shall be bound by any such agreement, encumbrance, attempted assignment or attempted encumbrance.

In the event Tenant exercises any right of renewal, if any, Landlord, in its sole discretion, may require the Security to be increased in proportion to the increase in Basic Rent at the commencement of the Renewal Term.

ARTICLE 22.    ASSIGNMENT, SUBLETTING, ETC.

        Tenant shall not sell, assign, mortgage, or in any manner transfer or encumber this Lease or any estate or interest hereunder, or sublet the Demised Premises or any part hereof without the previous written consent of Landlord which consent will not be reasonably withheld. In the event that Landlord consents to a sublet or assignment, one-half (1/2) of the amount by which the Basic Rent payable under the approved agreement of sublet or assignment exceeds the Basic Rent payable hereunder shall be paid to Landlord, by either Tenant, the subtenant or the assignee, as determined by Landlord, as Additional Rent hereunder.

No consent or any assignment of this Lease or subletting of any or all of the Demised Premises shall be deemed to be construed as a consent by Landlord for any further or additional assignment or subletting. In the event of any assignment of this Lease the assignee shall assume, by written recordable instrument reasonably satisfactory to Landlord, the due performance of all of Tenant's obligations under this Lease. No assignment shall be valid or effective in the absence of such assumption. A true copy of such assignment and the original assumption agreement shall be delivered to Landlord ten (10) days in advance of the effective date of such assignment and assumption. Tenant hereby waives any claim for money damages which it may have based upon any assertion that Landlord has unreasonably withheld or delayed consent to any subletting or assignment. Tenant's sole remedy shall be an action for specific performance. Notwithstanding anything contained herein to the contrary, Tenant may assign or sublet all or any portion of the leased premises without the consent of the Landlord to any parent, subsidiary or affiliate of Tenant or any other entity which purchases all or substantially all of the assets of the Tenant.

ARTICLE 23.    ESTOPPEL CERTIFICATE BY TENANT

Tenant agrees to any time and from time to time, upon not less than five (5) days prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing addressed to Landlord, certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modification); stating the dates to which the Rent and other charges have been paid, and stating whether or not, to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord and by any prospective purchaser, mortgagee or prospective mortgagee of the Tenant's Building.

ARTICLE 24.    SIGNS

Tenant shall neither place or allow to be placed any signs of any kind whatsoever, on, in, or about the Demised Premises or Tenant's Building without the prior written consent of Landlord which consent shall not be unreasonably withheld. Tenant shall be responsible for any damage caused any signs and any damage so caused shall be repaired forthwith at Tenant's sole cost and expense. In the event any sign erected by Tenant is removed during the term of this Lease, Tenant shall repair any damage whatsoever caused by said removal, at Tenant's sole cost and expense. Present sign space allotted may be utilized.

ARTICLE 25.    WATER LEAKAGE

It is expressly agreed and understood by and between the parties that Landlord, its agents and employees, shall not be liable for any damage or injury caused by water, wind, hurricane, flood or any other casualties or acts of God which may be sustained by Tenant or any other persons, or by reason of the breakage, leakage, or obstruction of water, soil, pipes, or other leakage in or about the Tenant's Building or the Demised Premises.

Tenant acknowledges that he shall have his own insurance coverage for these risks and that if claim is made against Landlord for any of these items Tenant shall be responsible to pay for the cost of the Landlord's defense, including, but not limited to, attorney's fees, and for any damages incurred by Landlord by reasons of such claim.

ARTICLE 26.    RETURN OF DEMISED PREMISES IN GOOD CONDITION

Tenant shall, upon the expiration or earliest termination of this Lease surrender to Landlord the Demised Premises, including only those improvements, alterations, fixtures, replacements, changes or additions placed by Tenant thereon and approved by Landlord together with all equipment in or appurtenant thereto, in as good condition and repair as when delivered to Tenant; subject, however, to natural wear and tear, and to damage or destruction by any of the risks covered by insurance required under Article 15 of this Lease or to a taking by eminent domain, if this Lease is terminated by reasons of such damage, destruction or taking. In the event of the Tenant's failure to remove any of Tenant's property from the Demised Premises, Landlord is hereby authorized, without liability to the Tenant for loss or damage thereto, and at the sole risk of the Tenant, to remove and store any of the property at Tenant's expense, or to retain same under Landlord's control or sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

ARTICLE 27.    REPRESENTATIONS BY LANDLORD

Neither Landlord, its agents or employees have made any representations or promises with respect to the physical condition of Tenant's Building, the land upon which it is erected, the Demised Premises, the Rent or any other matter or thing affecting or related to the Demised Premises or Tenant's Building except as herein expressly set forth, and no rights, easement or licenses required by Tenant, by implication or otherwise, except as expressly set forth in the provisions of this Lease.

All understanding and agreements heretofore made between the parties are hereto merged in this Lease which alone, fully and completely expresses the agreement between Landlord and Tenant, and any agreement hereafter made shall be ineffective to change, modify, discharge or effect abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by both Landlord and Tenant.

ARTICLE 28.    QUIET ENJOYMENT

Landlord represents and warrants to Tenant that Landlord has the right and lawful authority to enter into this Lease for the term hereof and agrees that Tenant, upon paying the rent herein reserved, and performing and observing the covenants, conditions, and agreement hereof upon the part of the Tenant to be performed and observed, shall and may peaceably hold and enjoy the Demised Premises during the term of this Lease, subject to the mortgages as hereinbefore provided and the easements, covenants, agreements, encumbrances and restrictions now or hereafter of record.

ARTICLE 29.    CONDEMNATION

In the event of taking of the Demised Premises or any part thereof, by reason of condemnation for a public or quasi-public use, this Lease shall, as to the part so taken, terminate as of the date title vested in the condemner, and the Rent shall abate proportionately to the square feet of the Demised Premises taken or condemned as to the part of parts so taken, or shall cease if the entire Demised Premises is taken. In that event, Tenant waives all claims against Landlord herein as against the condemning authority or party, and it is agreed that Tenant will make no claim by reason of the complete or partial taking of the Demised Premises except for the tenant's improvements, fixtures and equipment; and it is further agreed that Tenant shall not be entitled to any notice whatsoever of the partial or complete termination of this Lease by reason of the aforesaid. Landlord reserves the exclusive right to negotiate with the condemning authority with respect to any proposed award, and all damages and compensation paid for the Demised Premises shall belong to and be the property of Landlord.

ARTICLE 30.    LANDLORD'S LIABILITY

Landlord shall have no personal liability with respect to any provisions of this Lease, or any obligation or liability arising therefrom or in connection therewith. Tenant shall look solely to the equity of the then owner of the Demised Premises or if the interest of the Landlord is a leasehold interest Tenant shall look solely to such leasehold interest for the satisfaction of any remedies of Tenant in the event of a breach by Landlord of any of its obligations under this Lease. Such exculpation of liability shall be absolute and without any exception whatsoever.

ARTICLE 31.    HOLDING OVER

If Tenant holds over after the expiration or earlier termination of this Lease, and if Tenant is not otherwise in default hereunder, such holding over shall not be deemed to extend the term or renew this Lease; but the tenancy thereafter shall continue as a tenancy from month to month at the sufferance of Landlord upon the terms and conditions herein contained and at the rent in effect immediately preceding the said expiration date.

ARTICLE 32.    HEADINGS AND CAPTIONS

The headings and captions of this Lease are inserted only as a matter of convenience and in no way define, amplify, limit or describe the scope or interest of this Lease, nor the terms, conditions and provisions hereof, nor affect the meaning of the text of any article, section or paragraph hereof in any way.

ARTICLE 33.    RULES AND REGULATIONS

Reasonable rules and regulations regarding the Demised Premises and Tenant's Building and the use thereof, which may hereinafter be promulgated by Landlord, shall be observed by Tenant and Tenant's employees, agents and business invitees. Landlord reserves the right to rescind any rules and regulations promulgated hereafter and to make such other and further rules and regulations as in its reasonable judgment may from time to time be desirable for the safety, care, cleanliness and successful operation of the Demised Premises and Tenant's Building, and for the preservation of good order therein, which rules and regulations, when so made and reasonable notice thereof given to Tenant, shall have the same force and effect as if originally made a part of this Lease. Such other and further reasonable rules shall not, however, be inconsistent with the proper and rightful enjoyment by Tenant of the Demised Premises in the conduct of its business.

ARTICLE 34.    FINANCIAL STATEMENTS

Tenant shall, if required by Landlord's mortgagee, prospective mortgagee or prospective purchaser, provide the Landlord with a copy of Tenant's current financial statements and such prior statements as it may have without cost to Landlord, as and when required by Landlord's mortgagee, prospective mortgagee or prospective purchaser.

ARTICLE 35.    INVALIDITY OF CERTAIN PROVISIONS

If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby, and each and every provision of the Lease shall be enforced to the fullest extent permitted by law.

ARTICLE 36.    CHOICE OF LAW AND FORUM

This Lease, and the rights and obligations of the parties hereto, shall be interpreted and construed in accordance with the laws of Massachusetts. All legal proceedings brought by Tenant for the enforcement of this Lease or the interpretation or construction of the terms and provisions hereof shall be brought in a court of competent jurisdiction in Massachusetts.

ARTICLE 37.    RENT NOTICES

If the ownership of the Demised Premises or the name or address of the party entitled to receive the rent shall be changed, Tenant shall upon receipt of notice of such change from the grantor, assignor or party entitled to receive the rent immediately preceding such change, pay the rent to the party so designated.

ARTICLE 38.    DEFINITION OF LANDLORD

The term "Landlord" as used on this Lease means only the holder, for the time being, of Landlord's interest under this Lease so that in event of any transfer of title to the Demised Premises Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder occurring after such transfer, and it shall be deemed without further agreement between the parties that such grantee, transferee or assignee has assumed and agreed to observe and perform all obligations of Landlord hereunder arising during the period it is the holder of Landlord's interest hereunder.

ARTICLE 39.    ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, unless otherwise agreed to by the parties in writing. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

ARTICLE 40.    NOTICES

Any notices, consents, approvals, submissions or demands given under this Lease or pursuant to any law or governmental regulations by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by law or by governmental regulations, any such notice, consent, approval, submission or demand shall be deemed given if and when sent by United States registered or certified mail, return receipt requested, postage prepaid, or if personally delivered.

ARTICLE 41.    ENTIRE AGREEMENT

This Lease contains the entire agreement between the parties and cannot be changed, modified or amended unless such change, modification or amendment is in writing and executed by Landlord and Tenant.

ARTICLE 42.    SUCCESSORS AND ASSIGNS

The covenants and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors by merger or otherwise, and permitted assigns.

ARTICLE 43.    APPROVAL OR CONSENT BY LANDLORD

Any consent or approval by Landlord to any and all Alteration or repairs effected by Tenant in the Demised Premises or Tenant's Building shall not be deemed to be a representation or warranty, on the part of Landlord, that the engineering or use of said Alteration or repair is fit for any particular purpose. Nor shall Landlord's consent relieve Tenant of its obligations to perform the Alteration or repair (i) in a good, workmanlike manner; and (ii) in accordance with the applicable building codes and engineering standards.  Nor shall Landlord's consent relieve Tenant from any and all liability resulting from the Alteration and/or repair.

ARTICLE 44.

INTENTIONALLY OMITTED

ARTICLE 45.    ENVIRONMENTAL CLEANUP RESPONSIBILITY

If Tenant introduces any hazardous materials on the site the Tenant shall, at the Tenant's own expense, comply with any environmental cleanup order resulting from Tenant's contamination of the premises. Tenant shall in such case, at Tenant's own expense, make all submissions to, provide all information to and comply with all requirements of, any authority authorized to exercise jurisdiction. Should the authority or any other agency determine that a cleanup plan be prepared and that a cleanup be undertaken because of any spills or discharges or hazardous substances or wastes caused by the Tenant at the Demised Premises or Tenant's Building and caused by the Tenants, its employees, agents or any person or entity employed by the Tenant, then Tenant shall, at Tenant's own cost and expense, prepare and submit the required plan and financial assurances, and carry out the approved plans. Tenant shall indemnify, defend and save harmless Landlord from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any storage, spills or discharges of hazardous substance or wastes at the Tenant's Building which occur during the term of this Lease and are caused by the Tenant; and from all fines, suits, procedures, claims and actions of any kind arising out of Tenant's failures to provide all information make all submissions and take all actions required by any authority or any other agency as agreed to herein. Tenant failure to abide by the terms of this paragraph shall be restrainable by injunction and grounds for default under this Lease.

ARTICLE 46.    TRASH REMOVAL

Tenant understands that it is responsible to provide trash removal service for the Demised Premises and in doing so, Tenant shall use its best efforts to retain the services of the trash removal company recommended by the Landlord.

ARTICLE 47.    OTHER PROVISIONS

47.1
Landlord, or agents of Landlord, may, at reasonable times, upon reasonable notice, enter to view the Demised Premises and may remove placards and signs not approved and affixed as herein provided, and may show the Demised Premises to others, and at any other time within six (6) months prior to the expiration of the term of this Lease may affix to any suitable part of the Demised Premises, a notice for letting or selling the Demised Premises, and keep the same so affixed without hindrance or molestation.

47.2
Removal of Certain Fixtures - The term "fixtures" as used herein, specifically includes machinery or equipment owned, borrowed, and/or leased by Tenant, and Landlord agrees that the legal owner of said machinery or equipment may remove same from the Demised Premises notwithstanding the manner of attachment. If any removal of machinery, equipment, or such fixtures shall injure or damage the Demised Premises, Tenant shall immediately repair such damages at its own expense.

47.3
Any notice from the Landlord to the Tenant relating to the Demises Premises or to the occupancy thereof, shall be duly served if mailed to the Demised Premises, registered or certified mail, return receipt requested, postage prepaid addressed to the Tenant. Any notice from the Tenant to the Landlord relating to the Demised Premises or to the occupancy thereof, shall be deemed duly served if mailed to the Landlord by registered or certified mail, return receipt requested, postage prepaid, addressed to the Landlord at such address as the Landlord may from time to time advise in writing. As of the date of this Lease, all rent and notices shall be paid and sent to Landlord c/o Patricia Richard, 231 DeSimone Drive, Marlborough, MA 01752.

47.4
It is agreed between the parties that the Landlord will reimburse Tenant for any previously agreed to, mutually acceptable capital expense in excess of $500.00 required to maintain the building structure of HVAC, electrical or plumbing systems

47.5
If at any time during the term of this Lease, the Landlord shall receive an offer for the sale of the Demised Premises, the Landlord agrees not to accept such offer or make any contract of sale thereof, without first giving the Tenant an option to acquire and purchase said premises upon the same terms and conditions contained in such offer. If the Tenant fails to enter into a bona fide contract upon the same terms and conditions as those proposed to the Landlord by the prospective purchaser of said Demised Premises, within three (3) business days after the receipt of such notice, then this option shall be deemed waived by Tenant and shall become null and void.

47.6	If at any time during the term of this Lease, the Landlord shall sell the Demised Premises, Tenant shall have the right to remain as a Tenant under the terms of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and year first above written.

LANDLORD: WATERS-WAYLAND REALTY TRUST
___________________________ Witness:	By _______________________________ Eugenia B. Waters, Trustee
TENANT: CANDELA CORPORATION
By /s/Rhonda M. Lacey Witness:	By /s/ Gerard E. Puorro Gerard E. Puorro, President
/s/ Rhonda M. Lacey Witness:	By /s/ Darrell W. Simino Darrell W. Simino Treasurer

AMENDMENT OF LEASE DATED APRIL 1, 2003
Landlord: Watcrs-Wavland Realty Trust
Premise 530 Boston Post Road, Wayland, MA (prior to amendment)

In consideration of One Dollar and the promises hereinafter set forth to be performed and observed by each of the parties and far other good and valuable consideration, the receipt and, sufficiency of which is hereby acknowledged by both Landlord and Tenant, the Landlord and Tenant do hereby agree that the said Lease shall be, and hereby is, amended as follows:

1.
Article 1 section l.1 - add: "and the premises located at 534 Boston Post Road. Wayland. MA and comprised of approximately 3,425 square feet, for a term of two (2) year and four (4) months to commence on December 1,2005,";

2.	Article 2, section 2.1 - add: "534 Boston Peat Road Wavlaod. MA

Rental Period	Basic Rent Per Annual (Annual Rate)	Basic Rent Per Month (Monthly Rate)
22/1/05-11/30/06	$32,058.00	$2,671.50
12/1/06-11/30/07	$32,699.16	& $2,724.93
12/1/07-3/31/08	$33,353.14	$2,779.42

3.	Article 21 - change the amount of the deposit paid to the Landlord to: "$S24.629.83".

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment of Lease to be executed the day and year first above written,

LANDLORD: WATERS-WAYLAND REALTY TRUST
___________________________ Witness:	By _______________________________ Eugenia B. Waters, Trustee
TENANT: CANDELA CORPORATION
___________________________ Witness:	By /s/ Gerard E. Puorro, Gerard E. Puorro, President
___________________________ Witness:	By /s/ F. Paul Broyer F. Paul Broyer, Vice President & CEO

AMENDMENT OF LEASE

THIS AMENDMENT, made this day of January, 1998 by and between Eugenia B. Waters of Weston, Massachusetts as she is Trustee of Waters Wayland Realty Trust dated January 1, 1994, duly recorded in Middlesex (South District) Registry of Deeds in Book 24358 Page 298, as successor in interest to Robert A. Waters, Trustee, hereinafter referred to as LESSOR, of the one part and Candela Laser Corporation, a Massachusetts corporation having its principal place of business in Wayland, Massachusetts, hereinafter referred to as LESSEE, of the other part.

REFERENCE is hereby made to a certain lease of a building known as and numbered 530 Boston Post Road in the Town of Wayland, County of Middlesex and Commonwealth of Massachusetts, together with all rights appurtenant thereto, which lease is dated February 22, 1993, by and between said Robert A. Waters, Individually, as Lessor, and said Candela Laser Corporation as Lessee, hereinafter referred to as the "Lease". Reference is also made to an Amendment of said lease dated September 8, 1995 between said Robert A. Waters, as Trustee of Waters Wayland Realty Trust as Lessor, and said Candela Laser Corporation as Lessee.

WITNESSETH

NOW, THEREFORE, in consideration of One Dollar and the promises hereinafter set forth to be performed and observed by each of the parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties do hereby covenant and agree that said Lease shall be, aud it hereby is, amended as follows:

1.	Paragraph 3 of said Lease is amended by adding thereto the following:

"The term of this lease is hereby extended for a period of five (5) years, commencing on April 1, 1998 and expiring at midnight on March 31, 2003."

2.	Paragraph 4 of said Lease is amended by substituting the following paragraph for the original first section of this Paragraph:

"The rent for the above described Premises is at a rate of Two Hundred Sixty Two Thousand Two Hundred Twenty Three Dollars and Forty Five Cents ($262,223.45) per year. The payment of the Rent shall commence on April 1, 1998, monthly in advance in equal payments of $21,851.95." Said rent shall increase by Two Percent (2%) per year starting on the second year of this current extension.

3.	Paragraph 4A of said Lease is amended by substituting the following sentence for the original second sentence of this Paragraph:

"The LESSOR shall maintain a MASTER INSURANCE POLICY covering fire and owner's liability, the cost of which shall be reimbursed by LESSEE to LESSOR within 30 days of presentation of a copy of said policy and accompanying invoice. LESSOR shall provide LESSEE with a Certificate of Insurance."

4.	Paragraph 6 of said Lease is amended by substituting the following insurance coverage amounts for the original insurance coverage amounts:

"Public liability from $500,000.00 to $ 1,000,000.00" "Property damage from $100,000.00 to $1,750,000.00"

5.	Paragraph 18 of said Lease is amended by substituting the following sentence for the original last sentence of this Paragraph:

"All rent and notices shall be paid and sent to the LESSOR at c/o Patricia Richard, 231 DeSimone Drive, Marlborough, MA 01752."

6.	Paragraph 19 shall be added to the Lease as follows:

"LESSEE shall have First Right of Refusal on 16,835 +/- sq. ft. of office/light manufacturing space presently for lease and located at 526 Boston Post Road, Wayland. LESSOR shall notify LESSEE in writing of any offer to lease said space, including the price and terms of the offer, and LESSEE shall have 5 business days to exercise its First Right of Refusal by responding to LESSOR in writing, or such Right of First Refusal will be considered to have been waived and will become null and void."

7.	Paragraph 20 shall be added to the Lease as follows:

"It is agreed between the parties that LESSOR will reimburse LESSEE for any previously agreed to, mutually acceptable capital expense in excess of $500 required to maintain the building structure or HVAC, electrical, or plumbing systems."

8.	Except as herein specifically modified and amended, said Lease and previous Amendment are hereby ratified and confirmed in all respects, and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, intending this Amendment to take effect under seal, as of the date first set forth above.

LESSOR:
/s/ Eugenia B. Waters, Trustee Eugenia B. Waters, as Trustee
LESSEE: CANDELA LASER CORPORATION
By /s/ Gerard E. Puorro President & Chief Executive